EXHIBIT 99

                             HERSHEY FOODS CORPORATION


         Corporate Communications
         Hershey Foods Corporation
         100 Crystal A Drive
         Hershey, PA 17033
         E-Mail: pr@hersheys.com
         http://www.hersheys.com


FOR IMMEDIATE RELEASE                                     CONTACT:
July 8, 1998                                              John C. Long
                                                          717-534-7631

                                                          FINANCIAL CONTACT:
                                                          James A. Edris
                                                          717-534-7556



                          HERSHEY FOODS SECOND QUARTER
                        RESULTS MAY NOT MEET EXPECTATIONS

HERSHEY, PA. --- Hershey Foods Corporation announced today that its earnings for the second quarter ending July 5, 1998, may be below market expectations by $.05 to $.07 per share. The corporation cited continued softness in its Asian and Russian markets, coupled with expenses related to a realignment of its international operations. Additionally, sales for its GODZILLA promotion were lower than last year's highly successful LOST WORLD effort.

"While we are a bit disappointed with the development of our second quarter business, we need to remember that it is our smallest quarter of the year and we are going against a very strong comparison, up 27% for 1997 versus 1996," said Kenneth L. Wolfe, Chairman and Chief Executive Officer. "Although the effects of GODZILLA and the international realignment are behind us, it is difficult to predict the rate of recovery in the Asian market. Retail takeaway in the U.S. confectionery market continues to grow at a good rate. We expect that the second half of the year will develop at a reasonable pace with continuing strong cash flows and that 1998 will be another record year for Hershey Foods."